As filed with the Securities and Exchange Commission on April 13, 2006
Registration No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
SkillSoft Public Limited Company
(Exact Name of Registrant as Specified in Its Charter)

Republic of Ireland (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

107 Northeastern Boulevard Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)
2002 Share Option Plan
(Full Title of the Plan)
Charles E. Moran
President and Chief Executive Officer
SkillSoft Public Limited Company
107 Northeastern Boulevard
Nashua, New Hampshire 03062
(Name and Address of Agent For Service)
(603) 324-3000
(Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (2)	Share	Price	Registration Fee
Ordinary Shares issuable under the 2002 Share Option Plan (1)	5,100,000	$5.07(3)	$25,857,000(3)	$2,767

(1)	Each Ordinary Share is represented by one of the Registrant’s American Depositary Shares.

(2)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s American Depositary Shares as reported on the Nasdaq National Market on April 12, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Item 1. Plan Information.
     The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
     Item 2. Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of Documents by Reference.
     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
     (a)    The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.
     (b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.
     (c)    The description of the securities contained in the registrant’s registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     Item 4. Description of Securities.
     Not applicable.

     Item 5. Interests of Named Experts and Counsel.
     Maples and Calder, Solicitors has opined as to the legality of the securities being offered by this registration statement. Jennifer Caldwell, a partner of Maples and Calder, Solicitors, serves as Secretary to the Registrant.
     Item 6. Indemnification of Directors and Officers.
     The registrant’s Articles of Association authorize the registrant to indemnify the directors and officers of the registrant against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. The registrant’s subsidiary, SmartForce USA, which has merged with and into the registrant’s subsidiary, SkillSoft Corporation, has entered into indemnification agreements with its directors and officers and directors and officers of the registrant serving at the request of such subsidiary. The indemnification agreements under certain circumstances require the registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The registrant has obtained directors and officers insurance providing indemnification for certain of the registrant’s directors, officers, affiliates or employees for certain liabilities.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9. Undertakings.
1.	Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
     (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2.    Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3.    Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, State of New Hampshire, on this 13th day of April, 2006.

SKILLSOFT PUBLIC LIMITED COMPANY
By:	/s/ Charles E. Moran
Charles E. Moran
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of SkillSoft Public Limited Company, hereby severally constitute and appoint Charles E. Moran, Thomas J. McDonald and Patrick J. Rondeau, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable SkillSoft Public Limited Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles E. Moran Charles E. Moran	President, Chief Executive Officer and Director (Principal executive officer)	April 13, 2006

/s/ Thomas J. McDonald Thomas J. McDonald	Chief Financial Officer (Principal financial and accounting officer)	April 13, 2006

/s/ P. Howard Edelstein P. Howard Edelstein	Director	April 13, 2006

/s/ Stewart K.P. Gross Stewart K.P. Gross	Director	April 13, 2006

Signature	Title	Date

/s/ James S. Krzywicki James S. Krzywicki	Director	April 13, 2006

/s/ William F. Meagher, Jr. William F. Meagher, Jr.	Director	April 13, 2006

/s/ Gregory M. Priest Gregory M. Priest	Director	April 13, 2006

/s/ Ferdinand von Prondzynski Ferdinand von Prondzynski	Director	April 13, 2006

INDEX TO EXHIBITS

Number	Description

5.1	Opinion of Maples and Calder, Solicitors

23.1	Consent of Maples and Calder, Solicitors (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24	Power of attorney (included on the signature pages of this registration statement)